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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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|1. Name and Address of Reporting Person(1)|2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
| JI Acquisition Corp.                     |   (Month/Day/Year)        |                                                           |
|------------------------------------------|                           | Johnston Industries, Inc. ("JII")                         |
|    (Last)     (First)     (Middle)       |                           |-----------------------------------------------------------|
|                                          |          3/30/00          |5. Relationship of Reporting     | 6. If Amendment, Date   |
| c/o CGW Southeast Partners IV, L.P.      |---------------------------|   Person to Issuer              |    of Original          |
| Twelve Piedmont Center, Suite 210        |3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
|------------------------------------------|   Number of Reporting     |                                 |                         |
|               (Street)                   |   Person, if an Entity    |[ ] Director   [X] 10% Owner     |                         |
|                                          |   (Voluntary)             |                                 |                         |
|                                          |                           |[ ] Officer    [ ] Other (specify|                         |
|                                          |                           |    (give                below)  |-------------------------|
|                                          |                           |    title below)                 | 7. Individual or Joint/ |
| Atlanta            GA           30305    |                           |                                 |    Group Filing (Check  |
|--------------------------------------------------------------------------------------------------------|    applicable line)     |
|        (City)      (State)      (Zip)                                                                  |                         |
|                                                                                                        |    [X] Form Filed by    |
|                                                                                                        |        One Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |    [ ] Form Filed by    |
|                                                                                                        |        More than One    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 4)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
| None                                   |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
-----------------------------------------------------------------------------------------------------------------------------------

(1) If the form is filed by more than one Reporting Person, see Instruction 5(b)(v). Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)
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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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| 1. Title of Derivative     |2. Date             |3. Title and Amount of         |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    Security  (Instr. 4)    |   Exercisable and  |   Securities Underlying       |   sion or  |    ship     |   Beneficial Owner- |
|                            |   Expiration Date  |   Derivative Securities       |   Exercise |    Form of  |   ship (Instr. 5)   |
|                            |   (Month/Day/Year )|   (Instr. 4)                  |   Price of |    Deriva-  |                     |
|                            |                    |                               |   Deriva-  |    tive     |                     |
|                            |                    |                               |   tive     |    Security:|                     |
|                            |                    |                               |   Security |    Direct   |                     |
|                            |--------------------|-------------------------------|            |    (D) or   |                     |
|                            |  Date    | Expira- |                   | Amount or |            |    Indirect |                     |
|                            |  Exercis-| tion    |    Title          | Number of |            |    (I)      |                     |
|                            |  able    | Date    |                   |  Shares   |            |    (Instr.  |                     |
|                            |          |         |                   |           |            |    5)       |                     |
|----------------------------|----------|---------|-------------------|-----------|------------|-------------|---------------------|
| Right to Buy               |   (1)    |  (1)    |Common Stock       | 8,750,000 |   $3.00    |    D        |                     |
|----------------------------|----------|---------|-------------------|-----------|------------|-------------|---------------------|
| Right to Buy               |   (1)    |  (1)    |Preferred Stock (2)|   250,000 |   $3.00    |    D        |                     |
|----------------------------|----------|---------|-------------------|-----------|------------|-------------|---------------------|
|                            |          |         |                   |           |            |             |                     |
|----------------------------|----------|---------|-------------------|-----------|------------|-------------|---------------------|
|                            |          |         |                   |           |            |             |                     |
|----------------------------|----------|---------|-------------------|-----------|------------|-------------|---------------------|
|                            |          |         |                   |           |            |             |                     |
|----------------------------|----------|---------|-------------------|-----------|------------|-------------|---------------------|
|                            |          |         |                   |           |            |             |                     |
|----------------------------|----------|---------|-------------------|-----------|------------|-------------|---------------------|
|                            |          |         |                   |           |            |             |                     |
|----------------------------|----------|---------|-------------------|-----------|------------|-------------|---------------------|
|                            |          |         |                   |           |            |             |                     |
|----------------------------|----------|---------|-------------------|-----------|------------|-------------|---------------------|
|                            |          |         |                   |           |            |             |                     |
|----------------------------|----------|---------|-------------------|-----------|------------|-------------|---------------------|
|                            |          |         |                   |           |            |             |                     |
|----------------------------|----------|---------|-------------------|-----------|------------|-------------|---------------------|
|                            |          |         |                   |           |            |             |                     |
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Explanation of Responses:

-------------------------                                                              /s/ James A. O'Donnell             4/6/00
(1)  Pursuant to a Purchase Agreement with Johnston Industries, the undersigned       ---------------------------------   ----------
     has a right to purchase the shares of Common Stock and Preferred Stock upon      Signature of Reporting Person (1)   Date
     the closing of a tender offer currently being conducted by the undersigned for a controlling interest in Johnston Industries. The tender offer expires on May 5, 2000, and, pursuant to the terms of the Agreement, must be closed or may be terminated on or before June 30, 2000.
(2)  The Preferred Stock is convertible on a one-for-one basis into shares of
     Common Stock at the option of the holder at any time, subject to the availability of a sufficient number of shares of authorized Common Stock.
                                                                                                                          Page 2
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